Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of PAVMED Inc. (the “Company” ) on Form S-3 pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated April 14, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of PAVMED Inc. as of December 31, 2019 and for the year in the period ended December 31, 2019 appearing in the Annual Report on Form 10-K of PAVMED Inc. for the year ended December 31, 2019 appearing in the Registration Statement on Form S-3 [333-248709]. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

February 23, 2021